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Safeway Inc. Names Robert L. Edwards
Chief Executive Officer

PLEASANTON, CA — April 30, 2013 — Safeway Inc. (NYSE: SWY) announced that Robert L. Edwards, currently the company’s President, will succeed Steven A. Burd as Chief Executive Officer when Mr. Burd retires as Chairman and Chief Executive Officer on May 14, 2013. Mr. Edwards, 57, will also join the company’s Board of Directors.

Safeway also announced that T. Gary Rogers, currently the company’s Lead Independent Director, will become Non-Executive Chairman upon Mr. Burd’s retirement.

Mr. Edwards joined Safeway as Executive Vice President and Chief Financial Officer in 2004. In April 2012, he was named President, with overall responsibility for the company’s retail operations, marketing, merchandising, corporate brands, manufacturing, distribution and finance functions. He continued as Chief Financial Officer until Peter J. Bocian succeeded him in that role in February 2013.

Prior to joining Safeway, Mr. Edwards served as a senior executive at Maxtor Corporation, Imation Corporation and Santa Fe Pacific Corporation. He serves as a director on KKR Financial Holdings, LLC and on Blackhawk Network Holdings, Inc., a subsidiary of Safeway Inc. Mr. Edwards holds a Masters in Business Administration and a Bachelor of Sciences in Accounting from Brigham Young University.

“Since he arrived here in 2004, Robert has successfully met every challenge he has faced,” said Mr. Burd. “He has demonstrated the ability to lead the company in all facets of its operations, and has earned the respect of the entire organization.”

Mr. Rogers, 70, has been a member of the company’s Board of Directors since March 2011. He is the former Chairman and Chief Executive Officer of Dreyer’s Grand Ice Cream, Inc., where he led the development of the nation’s largest ice cream company from 1977 to 2007. He later served as Non-Executive Chairman of Levi Strauss & Co. and of the Federal Reserve Bank of San Francisco.

“The Board undertook a thorough search and concluded that Robert is the best candidate to lead Safeway,” said Mr. Rogers. “He has the talent and experience that give the Board confidence that he will be a successful CEO.”

ABOUT SAFEWAY www.Safeway.com
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America, based on sales. The company operates 1,638 stores in the United States and western Canada and had annual sales of $44.2 billion in 2012. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.